CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-163115 on Form N-1A of our report dated December 18, 2012, relating to the financial statements and financial highlights of Capital Private Client Services Funds appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

December 28, 2012